Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Scot Jafroodi
Vice President, Chief Financial Officer and Treasurer Insteel Industries Inc. (336) 786-2141

INSTEEL INDUSTRIES REPORTS SECOND QUARTER 2025 RESULTS

MOUNT AIRY, N.C., April 17, 2025 – Insteel Industries Inc. (NYSE: IIIN) (“Insteel” or the “Company”), the largest manufacturer of steel wire reinforcing products for concrete construction applications in the United States, today reported financial results for its second quarter of fiscal 2025, ended March 29, 2025.

Second Quarter 2025 Highlights

●	Net earnings of $10.2 million, or $0.52 per diluted share
●	Net sales of $160.7 million
●	Gross profit of $24.5 million, or 15.3% of net sales
●	Net cash balance of $28.4 million and no debt outstanding as of March 29, 2025
●	Improving customer demand and cautiously positive market outlook

Second Quarter 2025 Results

Net earnings for the second quarter of fiscal 2025 rose to $10.2 million, or $0.52 per diluted share, from $6.9 million, or $0.35 per diluted share, in the same period a year ago. The results for the current quarter include $0.7 million in restructuring charges and acquisition-related costs, which collectively reduced net earnings per share by $0.03. Insteel’s second quarter results benefited from recovering demand for the Company’s concrete reinforcement products along with lower unit manufacturing costs on higher production volume, partially offset by an increase in selling, general and administrative expense.

Net sales increased 26.1% to $160.7 million from $127.4 million in the prior-year quarter, driven by a 28.9% increase in shipments, partially offset by a 2.2% decline in average selling prices. The rise in shipments was driven by strengthening demand in our construction end markets, along with incremental volume from our first-quarter acquisitions. Sequentially, shipments grew 17.9% from the first quarter, while average selling prices rose 5.1%. Gross margin expanded by 300 basis points to 15.3%, from 12.3% in the same quarter last year, reflecting higher shipment volumes, lower unit manufacturing costs, and contributions from our recent acquisitions.

Operating activities used $3.3 million of cash during the quarter compared to generating $1.4 million in the prior year quarter, primarily due to the relative changes in net working capital. Net working capital used $21.9 million in the current quarter, driven by an increase in receivables, compared to using $10.5 million in the prior year quarter.

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1373 BOGGS DRIVE, MOUNT AIRY, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

Six Month 2025 Results

Net earnings for the first six months of fiscal 2025 increased to $11.3 million, or $0.58 per share, from $8.1 million, or $0.41 per share, in the same period a year ago. Insteel’s earnings for the current year period reflect $1.7 million of restructuring charges and acquisition-related costs, which collectively reduced net earnings per share by $0.07. Net sales increased to $290.4 million from $249.1 million for the prior year period, driven by a 20.2% increase in shipments partially offset by a 3.1% decrease in average selling prices. Gross profit increased to $34.1 million from $22.0 million in the same period a year ago, and gross margin widened to 11.7% from 8.8% due primarily to higher shipment volumes, lower unit manufacturing costs, improved spreads and contributions from our recent acquisitions.

Capital Allocation and Liquidity

Capital expenditures for the first six months of fiscal 2025 decreased to $4.9 million from $14.2 million in the comparable prior year period. Capital outlays for fiscal 2025 are expected to total up to approximately $17.0 million, primarily focused on cost and productivity improvement initiatives as well as recurring maintenance requirements.

Insteel ended the quarter with $28.4 million of cash and no borrowings outstanding on its $100.0 million revolving credit facility.

Outlook

“We are encouraged by the strengthening demand for our products that began during our first quarter,” said H.O. Woltz III, President and CEO of Insteel. “The positive momentum we experienced through our second fiscal quarter was driven by improving business conditions and rising customer confidence, trends that are not fully reflected in the broader macroeconomic indices generally used to measure the strength of the construction industry. It is important to note that our results, and my comments, reflect conditions we experienced prior to the recent turmoil created by the changing tariff policy of the Trump Administration. Nevertheless, as we move into the second half of fiscal 2025, we are encouraged by the pace of activity in our markets and believe it is likely to continue through the summer and into the fall.

“A beneficial aspect for Insteel of the Trump Administration’s recent tariff actions was the expansion of the Section 232 steel tariff to derivative products, including PC strand, which eliminated the significant competitive disadvantage that the Section 232 tariff created for Insteel in 2018. This important development should reduce the adverse impact of low-priced PC strand imports within the U.S. market.”

Mr. Woltz continued, “At the same time, the Section 232 steel tariff was restored for shipments to the US from Canada and Mexico. Costs will rise in the US as a result of this action and, together with the impact of several steel wire rod capacity reductions that have been announced in the US, North American supplies will be severely curtailed. Significantly, however, because we have lived with the Section 232 steel tariff for many years, we view the impact of the Administration’s recent actions as positive for the Company since the Section 232 tariff was expanded to derivative products, and steel is generally not subject to reciprocal tariffs. We are assessing the potential impact of reciprocal tariffs on offshore purchases of capital equipment, spare parts and operating supplies. It is clear, however, that the possible imposition of these new tariffs would cause costs to rise substantially. This new environment requires a disciplined approach to pricing and that we manage our tariff exposure to every extent possible.”

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Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its second quarter financial results. A live webcast of this call can be accessed on Insteel’s website at https://investor.insteel.com and will be archived for replay.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand and welded wire reinforcement, including engineered structural mesh (“ESM”), concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products and concrete contractors for use, primarily, in nonresidential construction applications. Headquartered in Mount Airy, North Carolina, Insteel operates eleven manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, they are subject to several risks and uncertainties, and we can provide no assurances that such plans, intentions or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail in our Annual Report on Form 10-K for the year ended September 28, 2024 and may be updated from time to time in our other filings with the U.S. Securities and Exchange Commission (the “SEC”).

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made, and we do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

It is not possible to anticipate and list all risks and uncertainties that may affect our business, future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which we operate, including uncertainty over global trade policies and the financial impact of related tariffs and retaliatory tariffs; changes in the spending levels for nonresidential and residential construction and the impact on demand for our products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for our products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for us, our customers and the construction industry as a whole; the impact of rising interest rates on the cost of financing for our customers; fluctuations in the cost and availability of our primary raw material, hot-rolled carbon steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and our ability to raise selling prices in order to recover increases in raw material or operating costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or our products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of fluctuations in demand and capacity utilization levels on our unit manufacturing costs; our ability to further develop the market for ESM and expand our shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact our business or operating costs; unanticipated plant outages, equipment failures or labor difficulties; the impact of cybersecurity breaches and data leaks: and the “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended September 28, 2024, and in other filings made by us with the SEC.

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INSTEEL INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 29,	March 30,	March 29,	March 30,
	2025	2024	2025	2024

Net sales	$160,656	$127,394	$290,376	$249,119
Cost of sales	136,127	111,679	256,318	227,134
Gross profit	24,529	15,715	34,058	21,985
Selling, general and administrative expense	10,800	7,875	18,687	14,242
Restructuring charges, net	662	-	1,358	-
Acquisition costs	27	-	298	-
Other expense (income), net	18	9	4	(13)
Interest expense	13	28	26	57
Interest income	(316)	(1,147)	(1,102)	(2,806)
Earnings before income taxes	13,325	8,950	14,787	10,505
Income taxes	3,095	2,011	3,476	2,434
Net earnings	$10,230	$6,939	$11,311	$8,071

Net earnings per share:
Basic	$0.53	$0.36	$0.58	$0.41
Diluted	0.52	0.35	0.58	0.41

Weighted average shares outstanding:
Basic	19,482	19,508	19,490	19,503
Diluted	19,529	19,594	19,539	19,584

Cash dividends declared per share	$0.03	$0.03	$1.06	$2.56

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INSTEEL INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)			(Unaudited)
	March 29,	December 28,	September 28,	March 30,
	2025	2024	2024	2024
Assets
Current assets:
Cash and cash equivalents	$28,424	$35,951	$111,538	$83,945
Accounts receivable, net	79,792	49,442	58,308	55,549
Inventories	96,033	98,670	88,840	92,530
Other current assets	6,536	8,422	8,608	7,675
Total current assets	210,785	192,485	267,294	239,699
Property, plant and equipment, net	133,944	136,379	125,540	127,534
Intangibles, net	17,514	17,998	5,341	5,716
Goodwill	37,755	35,641	9,745	9,745
Other assets	21,862	22,196	14,632	14,533
Total assets	$421,860	$404,699	$422,552	$397,227

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$42,998	$36,724	$37,487	$25,409
Accrued expenses	11,427	10,360	9,547	7,975
Total current liabilities	54,425	47,084	47,034	33,384
Other liabilities	26,022	25,965	24,663	23,222
Commitments and contingencies
Shareholders' equity:
Common stock	19,412	19,431	19,452	19,467
Additional paid-in capital	87,959	86,919	86,671	85,332
Retained earnings	234,650	225,908	245,340	236,105
Accumulated other comprehensive loss	(608)	(608)	(608)	(283)
Total shareholders' equity	341,413	331,650	350,855	340,621
Total liabilities and shareholders' equity	$421,860	$404,699	$422,552	$397,227

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INSTEEL INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 29,	March 30,	March 29,	March 30,
	2025	2024	2025	2024
Cash Flows From Operating Activities:
Net earnings	$10,230	$6,939	$11,311	$8,071
Adjustments to reconcile net earnings to net cash (used for) provided by operating activities:
Depreciation and amortization	4,603	3,866	9,032	7,575
Amortization of capitalized financing costs	13	13	26	26
Stock-based compensation expense	1,343	997	1,688	1,395
Deferred income taxes	(770)	(579)	7	2,769
Asset impairment charges	320	-	593	-
Loss on sale and disposition of property, plant and equipment	31	24	34	24
Increase in cash surrender value of life insurance policies over premiums paid	-	(383)	-	(1,058)
Net changes in assets and liabilities (net of assets and liabilities acquired):
Accounts receivable, net	(30,350)	(12,195)	(21,484)	7,875
Inventories	2,637	1,612	5,277	10,776
Accounts payable and accrued expenses	5,823	62	6,577	(12,859)
Other changes	2,802	1,021	2,604	(1,383)
Total adjustments	(13,548)	(5,562)	4,354	15,140
Net cash (used for) provided by operating activities	(3,318)	1,377	15,665	23,211

Cash Flows From Investing Activities:
Acquisition of businesses	-	-	(71,456)	-
Capital expenditures	(2,226)	(1,957)	(4,893)	(14,225)
Increase in cash surrender value of life insurance policies	(240)	(247)	(56)	(369)
Proceeds from sale of property, plant and equipment	37	-	37	3
Proceeds from surrender of life insurance policies	30	-	30	5
Net cash used for investing activities	(2,399)	(2,204)	(76,338)	(14,586)

Cash Flows From Financing Activities:
Proceeds from long-term debt	66	67	135	134
Principal payments on long-term debt	(66)	(67)	(135)	(134)
Cash dividends paid	(582)	(584)	(20,596)	(49,775)
Payment of employee tax withholdings related to net share transactions	(103)	(141)	(103)	(161)
Cash received from exercise of stock options	-	185	-	428
Repurchases of common stock	(1,125)	(303)	(1,742)	(842)
Net cash used for financing activities	(1,810)	(843)	(22,441)	(50,350)

Net decrease in cash and cash equivalents	(7,527)	(1,670)	(83,114)	(41,725)
Cash and cash equivalents at beginning of period	35,951	85,615	111,538	125,670
Cash and cash equivalents at end of period	$28,424	$83,945	$28,424	$83,945

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Income taxes, net	$237	$716	$277	$724
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	1,618	1,824	1,618	1,824
Restricted stock units and stock options surrendered for withholding taxes payable	103	141	103	161
Accrued liability related to holdback for business acquired	657	-	657	-

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